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                                                                EXHIBIT 10 C (2)











                             THE DEXTER CORPORATION

                     EXECUTIVE SUPPLEMENTAL RETIREMENT PLAN

                      (Restated Effective January 1, 2000)

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                             THE DEXTER CORPORATION

                     EXECUTIVE SUPPLEMENTAL RETIREMENT PLAN


                                TABLE OF CONTENTS

                                                                 Page(s)
                                                                 -------

Preamble              ...................................................i


Article I             Definitions........................................1


Article II            Amount of Retirement Benefit.......................3


Article III           Termination by Disability..........................5


Article IV            Form of Pension....................................6


Article V             Death Benefits.....................................6


Article VI            Suspension of Benefits.............................7


Article VII           Administration.....................................8


Article VIII          Miscellaneous......................................9


Appendix A            Early Retirement Factors..........................11
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                             THE DEXTER CORPORATION

                     EXECUTIVE SUPPLEMENTAL RETIREMENT PLAN

                                    PREAMBLE

                  The Dexter Corporation Executive Supplemental Retirement Plan was first adopted August 24, 1979. The Plan is intended to reward participating Executives for their services rendered to the Dexter Corporation and its participating affiliated corporations by providing assistance for their financial welfare upon retirement.

                  The Plan is hereby amended and restated effective January 1, 2000.

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                                   ARTICLE I

                                  DEFINITIONS

         Section 1.01 Actuarial Equivalent. A benefit of equivalent value when computed on the basis of actuarial tables and interest rates adopted by Dexter.

         Section 1.02 Average Annual Earnings. The annual average of a Participant's Earnings from Dexter during the highest 60 consecutive calendar months of his last 120 months as a Participant in the Plan.

         Section 1.03 Dexter. The term Dexter refers to The Dexter Corporation and its participating subsidiary and affiliated corporations.

         Section 1.04 Early Retirement Date. The first day of any month after a Participant attains age 55 and has completed 10 Years of Service, provided the Participant shall have given Dexter one year's notice of such Early Retirement Date.

         Section 1.05 Earnings. Means a Participant's annual base rate of pay for the calendar year plus any cash bonus(es) actually paid to the Participant during the calendar year. Excluded from Earnings is any income imputed to a Participant by reason of his use of property owned or furnished by Dexter, any moving expenses and reimbursements, any income due to life insurance paid by Dexter in excess of non-taxable limits, any income from the exercise of stock options, and any income from the receipt of the Common Stock of Dexter.

         Section 1.06 Effective Date. August 24, 1979, is the Effective Date of the Plan.

         Section 1.07 Executive. An Executive is an individual who, until further decision of the Board of Directors of Dexter, is an employee of Dexter eligible to be so selected with a job classification, including but not limited to: Chairman, Vice Chairman, President, Senior Vice President, Vice President, Secretary, Treasurer, General Manager, Group Operations Officer and Divisional Officer.

         Section 1.08 Internal Revenue Code or Code. These terms refer to the Internal Revenue Code of 1986, as amended and as may be further amended from time to time.

         Section 1.09 Normal Retirement Date. The first day of the month coincident with or next following a Participant's 65th birthday is his Normal Retirement Date.

         Section 1.10      Other Work-Related Retirement Benefits

         (a)      Plans or Arrangements Sponsored by Dexter:

         The total annual amount of any qualified retirement plan benefit and any other benefits derived from a nonqualified retirement plan sponsored by Dexter to provide income in the Participant's retirement years, unless otherwise determined by Dexter, excluding however, any benefits attributable to a salary reduction arrangement between the Participant and Dexter relating to non-deductible voluntary employee contributions and contributions made pursuant to

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Code Sections 401(k) and/or 125 and further excluding any benefits payable under
The Dexter Corporation Executive Deferred Compensation Benefit Plan.

         (b)      Plans or Arrangements Sponsored by an Employer Other than
                  Dexter:

         Any retirement benefit amounts determined by mutual agreement between the Participant and Dexter as evidenced by a Participation Agreement Form executed by the Participant within a reasonable time after the Participant is determined by Dexter to be eligible to participate in the Plan. Such retirement benefit amounts would include benefits derived from qualified or nonqualified retirement plans and plans of deferred compensation sponsored by a former employer, including, but not limited to a retirement plan for self-employed persons or partnership. Such retirement benefit amounts would exclude retirement income from an individual retirement accounts derived from deductible and/or nondeductible contributions only or any governmental plan, as well as benefits resulting from voluntary contributions, whether tax deductible or nondeductible, made by the Participant while not in the employ of Dexter.

         Such Other Work-Related Retirement Benefits shall be deemed to be paid under a joint and 50% survivorship annuity payable at the Participant's Normal Retirement Date, and the Participant's spouse shall be deemed to be the survivor annuitant regardless of the actual optional form of payment selected by the Participant and regardless of the payee or contingent beneficiary actually designated by the Participant. In the event that the Participant does not have a spouse at the time of his retirement, a joint and 50% survivorship annuity form of payment of Other Work-Related Retirement Benefits shall be computed as being 85% of such benefits payable on a life annuity basis at the Participants Normal Retirement Date.

         Section 1.11 Participant. An Executive selected by Dexter to participate in the Plan and who has accepted participation in the Plan, pursuant to a written Participation Agreement Form, shall be a Participant in the Plan but only during the period he continues to be an Executive and only until his participation is terminated by Dexter or he terminates his employment with Dexter.

         Section 1.12 Plan. The Dexter Corporation Executive Supplemental Retirement Plan shall be referred to herein as the Plan.

         Section 1.13 Service. Service shall include the total years and fractions of a year during which a Participant has been employed by Dexter as an employee up to an Executive's actual retirement date, including Years of Service performed after age 65, the Normal Retirement Date. In determining Service, each completed month in excess of a full year shall be credited as a completed twelfth of a year. Service with a predecessor corporation prior to its acquisition by or merger into Dexter shall not be included; and Service shall be determined only from the date of last hiring, unless Dexter elects to include any previous service.

         Section 1.14 Social Security. The term Social Security refers to 100% of the primary old-age insurance benefit payable under the Social Security Act at the Participant's age 65 or later retirement date. In the event that a Participant shall retire prior to his Normal Retirement Date, Social Security shall be determined under the law in effect at the time of his

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retirement and on the assumption that he continue to receive compensation
(including bonus) at the same rate from the date of his actual retirement until his Normal Retirement Date.



                                   Article II

                          AMOUNT OF RETIREMENT BENEFIT

         Section 2.01 Accrued Benefit. An annual pension amount commencing on his date of actual retirement and equal to ((1) minus (2)) times (3).

                  1. 55% of Average Annual Earnings computed through his date of actual retirement.

                  2.       Social Security plus Other Work-Related Retirement
                           Benefits

                  3.       Service, to a maximum of 20 years, divided by 20.

         At the discretion of Dexter, and solely for purposes of determining the Accrued Benefit under this Section 2.01, up to 10 additional years of Service may be credited to an Executive who was hired over the age of 40.

         Section 2.02 Normal Retirement Pension. The Normal Retirement Pension is the Accrued Benefit payable at or after his Normal Retirement Date.

         Section 2.03 Regular Early Retirement. If the Participant retires on an Early Retirement Date, he may make application for either:

         (a) A retirement income commencing on his Normal Retirement Date in the amount of his Accrued Benefit at his Early Retirement Date, or

         (b) A retirement income commencing prior to his Normal Retirement Date which shall be equal to his Accrued Benefit at his Early Retirement Date adjusted by the Early Retirement Factors in Table I in Appendix A (attached hereto).

         Section 2.04 Special Early Retirement. A retiring Participant who meets one of the following criteria will be eligible to request a commencement of his Accrued Benefit from the Plan upon attaining age 62 or at an earlier date, subject to the Early Retirement Factors in Table II of Appendix A. The criteria are:

                  (a) A Participant who is age 55 or older and has 25 or more years of Service;

                  (b) In the event there is a Change in Control, as defined in Section 2.06, all Participants age 55 and older with 10 or more years of Service;

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                  (c)      If Dexter sells or there is a discontinuation of
                           operations for a portion of its business interests, a Participant who is age 55 or older and is employed in the affected division, subject to the discretion of Dexter; or

                  (d) A Participant who has 10 or more years of Service and who has received permission from Dexter to retire at a Special Early Retirement Date.

         Section 2.05 Other Termination. Except in the event of a Participant's death or disability, if a Participant terminates his employment at Dexter prior to his Early Retirement Date, there shall be no benefits payable from this Plan.

         Section 2.06 Change in Control. As used in this Plan, the term "Change in Control" means the occurrence of any of the following events:

         (a) The acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act (as defined in Section 2.06(e)) (a "Person") of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 19% or more of the combined voting power of the then outstanding Voting Stock (as defined in Section 2.06(e)) of Dexter (as defined in Section 2.06(e)); provided, however, that for purposes of this Section 2.06(a), the following acquisitions shall not constitute a Change in Control: (1) any issuance of Voting Stock of Dexter directly from Dexter that is approved by the Incumbent Board (as defined in Section 2.06(b)), (2) any acquisition by Dexter of Voting Stock of Dexter, (3) any acquisition of Voting Stock of Dexter by any employee benefit plan (or related trust) sponsored or maintained by Dexter or any Subsidiary (as defined in Section 2.06(e)), or (4) any acquisition of Voting Stock of Dexter by any Person pursuant to a Business Combination (as defined in Section 2.06(c)) that complies with clauses (1), (2) and (3) of Section 2.06(c); or

         (b) Individuals who, as of the date hereof, constitute the Board (as defined in Section 2.06(e)) (the "Incumbent Board") cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a Director subsequent to the date hereof whose election, or nomination for election by Dexter's shareholders, was approved by a vote of at least two-thirds of the Directors then comprising the Incumbent Board (either by a specific vote or by approval of the proxy statement of Dexter in which such person is named as a nominee for director, without objection to such nomination) shall be deemed to have been a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest (within the meaning of Rule 14a-11 of the Exchange Act) with respect to the election or removal of Directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board; or

         (c) Consummation of a reorganization, merger or consolidation, a sale or other disposition of all or substantially all of the assets of Dexter, or other transaction (each, a "Business Combination"), unless, in each case, immediately following such Business Combination, (1) all or substantially all of the individuals and entities who were the beneficial owners of Voting Stock of Dexter immediately prior to such Business Combination beneficially

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own, directly or indirectly, more than two-thirds of the combined voting power of the then outstanding shares of Voting Stock of the entity resulting from such Business Combination (including, without limitation, an entity which as a result of such transaction owns Dexter or all or substantially all of Dexter's assets either directly or through one or more subsidiaries), (2) no Person (other than Dexter, such entity resulting from such Business Combination, or any employee benefit plan (or related trust) sponsored or maintained by Dexter, any Subsidiary or such entity resulting from such Business Combination) beneficially owns, directly or indirectly, 19% or more of the combined voting power of the then outstanding shares of Voting Stock of the entity resulting from such Business Combination, and (3) at least a majority of the members of the Board of Directors of the entity resulting from such Business Combination were members of the Incumbent Board at the time of the execution of the initial agreement or of the action of the Board providing for such Business Combination; or

         (d) Approval by the shareholders of Dexter of a complete liquidation or dissolution of Dexter, except pursuant to a Business Combination that complies with clauses (1), (2) and (3) of Section 2.06(c).

         (e) For purposes of this Section 2.06, (1) "Board" means the Board of Directors of Dexter, (2) "Dexter" means The Dexter Corporation, a Connecticut corporation, (3) "Exchange Act" means the Securities Exchange Act of 1934, as amended, (4) "Voting Stock" means securities entitled to vote generally in the election of Directors; and (5) "Subsidiary" means an entity in which Dexter directly or indirectly beneficially owns 50% or more of the outstanding Voting Stock.



                                  ARTICLE III

                            TERMINATION BY DISABILITY

         Section 3.01 Disability Pension. If a Participant who has completed at least ten (10) years of Service but who has not attained his Early Retirement Date terminates his employment on account of disability and such Participant is entitled to a long-term disability benefit under another plan maintained by Dexter or is otherwise determined by Dexter to be disabled, such Participant shall be entitled to receive a disability pension at his Normal Retirement Date.

         The amount of the disability pension shall be computed under Section
2.01 based on the facts and circumstances as of the date of his disability as if such date had been his Early Retirement Date, but with credit for Service (to a maximum of 20 years) to his Normal Retirement Date or, if earlier, the date of recovery from his disability. It is intended that the Disability Pension be based on Annual Average Earnings and offsetting computations determined at the date of such disability, that payments be made as if a Participant had reached his Early Retirement Date and the Participant made the election provided in
Section 2.03(a) or (b), but with the amount of Service he would have been credited with had he remained a Participant until his Normal Retirement Date or, if earlier, the date of recovery from his disability.

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         Section 3.02      Exception to Disability Pension. If the Participant
is covered by a long-term disability plan by Dexter and such plan also provides for payments to or benefit accruals under another qualified or nonqualified retirement Plan of Dexter from the date of disability until the Participant attains his Normal Retirement Date, such Participant will cease to earn accruals under this Plan as of the date the Participant first becomes eligible for retirement benefits (payments or accruals) under the long-term disability plan.



                                   ARTICLE IV

                                FORM OF PENSION

         Section 4.01      Standard Form.

         (a) Benefits shall be paid to an unmarried Participant in the form of a life annuity payable in monthly or other mutually convenient installments, and shall cease upon his death.

         (b) A married Participant shall be paid in the form of a 50% joint and survivor annuity for the lives of the Participant and his spouse, which amount shall be the actuarial equivalent of the standard form for an unmarried Participant, provided such election is made in writing and delivered to Dexter prior to the commencement of pension payments hereunder.

         Section 4.02 Optional Forms. The Participant may make an election to receive an optional form of benefit approved by Dexter which is the actuarial equivalent of the Standard Form.

         Section 4.03 Election of Form of Benefit. Any election made pursuant to Sections 4.01 or 4.02 shall be made on a Benefit Election Form as provided by Dexter to the Participant prior to the commencement of benefits hereunder.



                                   ARTICLE V

                                 DEATH BENEFITS

         Section 5.01      Death Prior to Retirement.

         (a) In the event that a legally married Participant dies while an employee of Dexter, his surviving spouse shall receive an annual pension benefit during such spouse's lifetime equal to 50% of the amount he would have received had he retired on the date of his death and elected to receive the retirement benefit payable under Section 4.01(b). Such distributions are subject to the following provisions: (1) such benefit shall be payable only in the event the Participant was legally married for at least one year prior to the date of his death; and (2) if such surviving spouse is more than five years younger than the Participant, the amount of such pension benefit shall be actuarially adjusted to reflect this contingency. Such amount of

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pension shall commence on the first day of the month following the month in which death occurs.

         (b) In the event that a Participant who is either not legally married or who has been legally married for less than one year dies while employed by Dexter, there shall be no death benefit whatsoever payable hereunder; and neither he nor any person claiming through him shall receive any benefits pursuant to this plan.

         Section 5.02 Death After Retirement. When a Participant dies after his retirement and after the written election of the form of his benefit payments, death benefits, if any, shall be paid in accordance with the form of benefit so elected. However, if the retired participant had not yet elected the form of payment, death benefits shall be paid in accordance with Section 5.01 but based upon his Accrued Benefit at the time of his actual retirement.



                                   ARTICLE VI

                             SUSPENSION OF BENEFITS

         Section 6.01 Suspension of Benefits. No benefits, or no further benefits, as the case may be, shall be paid to a Participant if Dexter shall determine that such Participant shall have violated any of the following covenants:

         (a) For two years following the termination of Participant's employment with Dexter, the Participant will not, without the prior written consent of Dexter, which consent may be withheld for any reason or no reason, engage in Competition (as defined below) with Dexter. For this purpose, if the Participant takes any of the following actions, the Participant will be engaged in "Competition": engaging in or carrying on, directly or indirectly, any enterprise, whether as an advisor, principal, agent, partner, officer, director, employee, stockholder, associate or consultant to any person, partnership, corporation or any other business entity, if such enterprise's sales of any product or service competitive with any product or service of Dexter amounted to 10% of such enterprise's net sales for its most recently completed fiscal year and if Dexter's net sales of said product or service amounted to 10% of Dexter's net sales for its most recently completed fiscal year; provided, however, that "Competition" will not include (1) the mere ownership of securities in any enterprise and exercise of rights appurtenant thereto or (2) participation in management of any enterprise or business operation thereof other than in connection with the competitive operation of such enterprise.

         (b) During Participant's employment with Dexter, Dexter has disclosed to Participant its confidential or proprietary information (as defined in this Section 6.01(b)) to the extent necessary for Participant to carry out Participant's obligations as an employee of Dexter. Participant covenants and agrees that Participant will not, without the prior written consent of Dexter, at any time, disclose to any person not employed by Dexter, or use in connection with engaging in Competition with Dexter, any confidential or proprietary information of Dexter. For this purpose, the term "confidential or proprietary information" will include all information of any nature and in any form that is owned by Dexter and that is not publicly available or generally

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known to persons engaged in businesses similar or related to those of Dexter.
Confidential information will include, without limitation, Dexter's financial matters, customers, employees, industry contracts, and all other secrets and all other information of a confidential or proprietary nature. The foregoing obligations imposed by this Section 6.01(b) will cease if such confidential or proprietary information will have become, through no fault of the Participant, generally known to the public or the Participant is required by law to make disclosure (after giving Dexter notice and an opportunity to contest such requirement).

         (c) The Participant covenants and agrees that for two years following the termination of Participant's employment with Dexter, Participant will not attempt to influence, persuade or induce, or assist any other person in so persuading or inducing, any employee of Dexter to give up, or to not commence, employment or a business relationship with Dexter.



                                  ARTICLE VII

                                 ADMINISTRATION

         Section 7.01 Responsibilities of Dexter as Plan Administrator. Dexter shall be the Plan Administrator of the Plan. Dexter shall have the following powers and responsibilities as Plan Administrator of the Plan:

         (a) To determine the Executives who shall be eligible to participate in the Plan, which Executives shall be Participants in the Plan, and the period during which they shall be Participants.

         (b) To determine benefit rights.

         (c) To determine the manner of disbursement of benefits.

         (d) To make rules and regulations as it may deem necessary to carry out the provisions of the Plan.

         (e) To employ actuaries, attorneys, accountants, and such other individuals as it shall deem necessary or desirable in the administration of the Plan, and to delegate to such actuaries, attorneys, accountants and other individuals such powers and responsibilities as it shall determine.

         (f) To determine in accordance with uniform standards any question arising in the administration, interpretation and application of the Plan, such determination to be conclusive and binding to the extent the same shall not be plainly inconsistent with the terms of the Plan or any applicable law.

         (g) To decide any disputes which may arise.

         (h) To designate, consistent with sound standards, the actuarial bases to be used for all actuarial calculations.

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         Without limiting the generality of the foregoing, Dexter, as Plan
Administrator, shall have power to determine the amount of Other Work-Related Retirement Benefits (as defined in Section 1.10) which shall be provided from any defined contribution plan, the entitlement of an Executive to the disability pension provided in Section 3.01, the amount of any optional form of payment elected under Section 4.02, the amount of the actuarial equivalent payable at Early Retirement Date as provided in Section 2.01B2, and the amount of any actuarial reduction in the event a spouse is more than five years younger than an Executive as provided in Sections 4.03 and 5.01. Dexter may allocate some or all of its powers and responsibilities as Plan Administrator as enumerated above to such individuals, committees of individuals, firms or corporations as it shall determine.

         Section 7.02 Amendment and Termination of Plan. Dexter shall have the power, in its uncontrolled discretion, to amend or terminate the Plan at any time.

         Section 7.03 Action by Dexter. Whenever Dexter is required or authorized to exercise any powers hereunder, or whenever any discretion or activity is called for by the Board of Directors of Dexter, such action shall be taken by the Board of Directors, or such other committee of the Board of Directors, or other person as shall be determined by the Board of Directors.



                                  ARTICLE VIII

                                  MISCELLANEOUS

         Section 8.01 Prohibition Against Alienation. No benefit payable under this Plan, whether or not in payment status, shall be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance or charge, and any attempt to anticipate, alienate, sell, transfer, assign, pledge, encumber or to charge the same shall be void. No such benefit or interest shall be liable for or subject to the debts, contracts, liabilities or torts of the Executive or his spouse entitled to any benefit or having any interest. If any Participant, former Participant, or spouse becomes bankrupt or attempts to anticipate, alienate, sell, transfer, assign, pledge, encumber or charge any benefit under this Plan, then Dexter may, in its discretion, direct that any benefit to which such Participant, former Participant, or spouse is entitled be terminated and that all future payments to which such Participant, former Participant, or spouse would otherwise be entitled be held and applied for the benefit of such Participant, former Participant, or spouse, his spouse, children or other dependents, or any of them, in such manner and in such proportion as Dexter may deem proper.



         Section 8.02 Application of Benefit of Participant. In the event that Dexter finds that a Participant, former Participant, or spouse is unable to care for his or her affairs because of illness or accident, any benefits payable hereunder may, unless claim has been made therefore by a duly appointed guardian, conservator or other legal representative, be paid to a spouse, child, parent, or other blood relative of such person, or to anyone found by Dexter to

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have incurred expense for the support and maintenance of such Participant, former Participant, or spouse, and any such payment made shall be a complete discharge of all liability of Dexter under the Plan.

         Section 8.03 No Right to Continued Employment. Nothing in this Plan shall be construed as giving any Participant the right to be retained in Dexter's employ, or the right to any payment whatsoever except to the extent of the benefits provided for in the Plan. Dexter expressly reserves the right to dismiss any Participant at any time without liability for the effect which such dismissal might have upon any benefit to be paid thereunder.

         Section 8.04 Plan Unfunded. It is expressly intended that no funds shall be set aside by trust, insurance contract, or otherwise, to fulfill any responsibilities which Dexter may have under the Plan; provided, however, that nothing in this Section 8.04 shall prohibit Dexter from establishing and transferring assets to one or more trusts, the assets of which shall be subject to the claims of the creditors of Dexter in the event of its bankruptcy or insolvency, in order to secure the payment of benefits under the Plan.

         Section 8.05 Governing Law. The provisions of the Plan shall be construed, administered, and enforced according to the laws of the State of Connecticut.

         Section 8.06 Gender and Number. Words used in the masculine include the feminine gender. Words used in the singular or plural shall be construed as if plural or singular, respectively, where they would so apply.

         Section 8.07 Titles. Titles of Articles and Sections are inserted for convenience and shall not affect the meaning or construction of the Plan.

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
                                   APPENDIX A

                            EARLY RETIREMENT FACTORS

               Age When
           Benefits Commence                            Table I                               Table II
           -----------------                            -------                               --------
                  55                                     .500                                   .700
                  56                                     .533                                   .733
                  57                                     .567                                   .767
                  58                                     .600                                   .800
                  59                                     .633                                   .833
                  60                                     .667                                   .867
                  61                                     .733                                   .933
                  62                                     .800                                   1.000
                  63                                     .867                                   1.000
                  64                                     .933                                   1.000
              65 or older                                1.000                                  1.000


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